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                                                                     EXHIBIT 3.4

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                      SPATIALIZER AUDIO LABORATORIES, INC.

        FIRST: That at a meeting of the Board of Directors of Spatializer Audio Laboratories, Inc. (the "Corporation") resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for such amendment to be voted upon by the stockholders of the Corporation at the annual meeting of such stockholders. The resolution setting forth the proposed amendment is as follows:

        "RESOLVED, that the Certificate of Incorporation of Spatializer Audio Laboratories, Inc. (the "Corporation") be amended by changing the Article thereof numbered "IV" so that, as amended, said Article shall be and read as follows:

                "SECTION 1. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 66,000,000 shares, consisting of 65,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 1,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock")."

        SECOND: That thereafter, pursuant to a resolution of its Board of Directors, the above amendment was put forth for a vote of the stockholders of the Corporation at the Corporation's Annual Meeting of Stockholders, duly called and held, upon notice in accordance with Section 222 of the General Corporations Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

        THIRD: That at any time prior to the filing of the foregoing Certificate of Amendment of Certificate of Incorporation of the Corporation, notwithstanding authorization of such proposed Certificate of Amendment by the stockholders of the Corporation, the Board of Directors may abandon such proposed Certificate of Amendment without further action by the stockholders.

        FOURTH: That said amendment was duly adopted in accordance with Section 242 of the General Corporation law of the State of Delaware.

        FIFTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

                                    SPATIALIZER AUDIO LABORATORIES, INC.

                                    By: /s/ Henry R. Mandell
                                       -------------------------------
                                        Henry R. Mandell
                                        Chief Executive Officer